Exhibit 99.19


                              EMPLOYMENT AGREEMENT
                              --------------------

          THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 5th day of November, 2001, by and between BrightCube, Inc., a Nevada corporation, doing business in California ("Employer"), and Eric Howard, an individual ("Employee").

                                    RECITALS
                                    --------

          A. WHEREAS, Employee has experience and expertise applicable to employment with Employer, Employer has agreed to employ Employee and Employee has agreed to enter into such employment on the terms set forth in this Agreement.

          B. WHEREAS, Employee acknowledges that this Agreement is necessary for the protection of Employer's investment in its business, good will, products, methods of operation, information, and relationships with its customers and other employees.

          C. WHEREAS, Employer acknowledges that Employee desires definition of her compensation and benefits, and other terms of her employment.

          NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:

                                    AGREEMENT
                                    ---------

          1.     TERM OF AGREEMENT
                 -----------------

               1.1     Initial Term.  The initial term of this Agreement shall
                       ------------
begin on November 5, 2001 ("Commencement Date") and shall continue until the earlier of: (a) the date on which it is terminated pursuant to Section 5; or (b) three (3) years following the Commencement Date ("Initial Term"). After the expiration of the Initial Term, Employee shall be employed on an at-will basis, with either party able to terminate the employment, with or without cause and with or without notice.

          2.     EMPLOYMENT
                 ----------

               2.1     Employment of Employee.  Employer agrees to employ
                       ----------------------
Employee to render services on the terms set forth herein. Employee hereby accepts such employment on the terms and conditions of this Agreement.

               2.2     Position and Duties.  Employee shall serve as the Chief
                       -------------------
Financial Officer and shall have the general powers and duties of management usually vested in such office in a corporation and such other powers and duties as may be prescribed from time to time by Employer's Chief Executive Officer or the Board of Directors.

               2.3     Standard of Performance.  Employee agrees that she will
                       -----------------------
at all times faithfully and industriously and to the best of her ability, experience and talents perform all of the duties that may be required of and from her pursuant to the terms of this Agreement. Such duties shall be performed at such place or places as the interests, needs, business and opportunities of Employer shall require or render advisable.


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               2.4     Exclusive Service and Duty of Loyalty.  Employee shall
                       -------------------------------------
devote all of her business energies and abilities and all of her productive time to the performance of her duties under this Agreement (reasonable absences during holidays and vacations excepted), and shall not, without the prior written consent of Employer, render to others any service of any kind (whether or not for compensation) that, in the opinion of Employer, would interfere with the performance of her duties under this Agreement. The foregoing notwithstanding, the expenditure of reasonable amounts of time for personal business, charitable, community or professional activities will not be deemed a breach of this Agreement, provided that such activities, individually or in the aggregate, in the opinion of Employer do not interfere materially with the performance of Employee's duties hereunder, and further provided that in engaging in such activities she complies with the confidentiality and duty of loyalty provisions of this Agreement.

               Additionally, during the term of this Agreement, Employee shall not, without the prior written consent of Employer, directly or indirectly render services of a business, professional, or commercial nature to any person or firm, whether for compensation or otherwise, or engage in any activity directly or indirectly competitive with or adverse to the business or welfare of Employer, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than 1 % of the capital stock of any other corporation. Otherwise, Employee may make personal investments in any other business so long as these investments do not require her to participate in the operation of the companies in which she invests.

          3.     COMPENSATION
                 ------------

               3.1     Compensation.  During the term of this Agreement,
                       ------------
Employer shall pay the amounts and provide the benefits described in this
Section 3, and Employee agrees to accept such amounts and benefits in full payment for Employee's services under this Agreement.

               3.2     Base Salary.  Employer shall pay to Employee a base
                       -----------
salary of $100,000 annually in equal bi-weekly installments, less applicable taxes. At Employer's sole discretion, Employee's base salary may be increased annually.

               3.3     Discretionary Bonus.  If Employer's revenue for 2001 is
                       -------------------
at least $17 million and EBITDA is at least $3 million, Employee shall receive, at Employee's option, either (i) a bonus of 100% of Base Salary in cash or (ii) a stock option grant for the number of shares of Employer's common stock (the "Common Stock") equal to 120% of Base Salary divided by the average closing stock price. The determination of revenue and EBITDA for purposes of this calculation shall be such amounts from or derived from Employer's audited 2001 financial statements. Such bonus shall be paid within 3 months of December 31, 2001. For purposes of this section only, "average closing stock price" shall mean the average of the closing prices of the Common Stock for the 10 trading days prior to the date the bonus is paid. All stock options granted under this
Section 3.3 shall be granted at fair market value on the date of grant and shall vest in accordance with the terms of Employer's policies then in effect for similarly situated employees. Employee is eligible to receive bonuses as determined by the Board of Directors in its sole discretion. Such discretionary bonus will be based on performance criteria and milestones. Both the performance criteria and milestones are to be established by the Board of Directors within four (4) months after each Employer year end.


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               3.4     Equity Incentive Plan.
                       ---------------------

                    (a) Employee shall be granted an option to purchase 500,000 shares of Common Stock, at an exercise price equal to the closing market price of the Common Stock on the day of the grant, which will be the March 1, 2001. Vesting of the options will occur over a three (3) year period as follows: 1/12th each 3 months from March 1, 2001. The other terms and conditions of Employee's option shall be as set forth in the option documents evidencing the same, and such options shall be subject to the terms and conditions of the option plan of Employer.

                    (b) Except as otherwise set forth herein, vesting of options will cease upon the termination of Employee's employment with Employer.

               3.5     Fringe Benefits.  Subject to Section 3.7, and upon
                       ---------------
satisfaction of the applicable eligibility requirements, Employee shall be entitled to all fringe benefits which Employer may make generally available from time to time for similar employees. Such benefits shall include without limitation those available, if any, under any group insurance, profit sharing, pension or retirement plans or sick leave policy.

               3.6     Vacations.  Employee shall accrue, on a daily basis,
                       ---------
eighteen (18) days of Paid Time Off (PTO) per year; provided, however, that Employee's accrued but unused PTO shall not exceed a total of twenty-seven (27) days. Any accrued but unused PTO will be paid to Employee at the time that his employment is terminated.

               3.7     Deduction from Compensation.  Employer shall deduct and
                       ---------------------------
withhold from all compensation payable to Employee all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

          4.     REIMBURSEMENT OF EXPENSES
                 -------------------------

               4.1     Travel and Other Expenses.  Employer shall pay to or
                       -------------------------
reimburse Employee for those travel, promotional and similar expenditures incurred by Employee which Employer determines are reasonably necessary for the proper discharge of Employee's duties under this Agreement and for which Employee submits appropriate receipts and indicates the amount, date, location and business character.

               4.2     Liability Insurance.  If Employee shall be an officer of
                       -------------------
Employer of the level or type for whom Employer, in its usual and customary practice, provides officers and directors' insurance, Employer shall provide Employee with such insurance, or other liability insurance, consistent with its usual business practices, to cover Employee against all insurable events related to her employment with Employer.


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          5.     TERMINATION
                 -----------

               5.1     Termination by Employer With Good Cause.  Employer may
                       ---------------------------------------
terminate Employee's employment at any time, without notice, for Good Cause (as defined below). If Employer should terminate Employee's employment with Good Cause, Employer shall pay Employee only her salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination. Employer shall have no further obligations to pay any compensation or any other benefits to Employee under this Agreement or any other agreement, and all unvested options will terminate.

               5.2     Good Cause.  For purposes of this Agreement, a
                       ----------
termination shall be for "Good Cause" if Employee, in the subjective, good faith opinion of Employer, shall:

                    (a) be convicted of (1) any felony; or (2) a misdemeanor that, in the sole, but good faith, opinion of Employer involves moral turpitude;

                    (b) commit an act, or fail to commit an act, that amounts to willful misconduct, insubordination, wanton misconduct or gross negligence;

                    (c) engage in any activity that is in conflict with Employee's employment, provided that, for the purpose of this subsection only, with respect to the first such act only, and only if such act is curable, Employee shall have 3 days within which to cure the violation, after receiving written notice from Employer specifying in reasonable detail the basis for any such violation;

                    (d) commit an act of fraud, misappropriation of funds or embezzlement in connection with her duties;

                    (e) breach Employee's fiduciary duty to Employer, including, but not limited to, acts of self-dealing (whether or not for personal profit);

                    (f) materially breach this Agreement, provided that, for purposes of this subsection only, and with respect to the first such breach only, Employee shall have 15 days within which to cure the breach, if curable, after receiving written notice from Employer specifying in reasonable detail the basis for any breach; or

                    (g) fail to substantially perform the responsibilities and duties specified herein (other than any such failure resulting from Employee's incapacity due to physical or mental illness), provided that, for the purpose of this subsection only, and with respect to the first failure on particular grounds, and three such failures in total during the course of this Agreement, only, Employee shall have 15 days within which to cure the failure, after receiving written notice from Employer specifying in reasonable detail the basis for any failure.

                    (h)     Termination by Employer Without Good Cause.  If
                            ------------------------------------------
Employer terminates Employee's employment without Good Cause, then Employer shall: (1) immediately pay Employee all accrued but unpaid base salary and vacation, in a lump sum; and (2) pay an amount equal to the lesser of: (i) the remaining base salary under the Initial Term (at the rate in effect at the time of termination); or (ii) six (6) months of base compensation (at the rate in


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effect at the time of termination). With the exception of accrued salary and vacation, the above payments shall be made in equal semi-monthly installments and shall cease on the date that Employee accepts alternate employment, provided, however, that if the annual salary for such alternate employment is less than $150,000.00, Employer will continue to make payments to Employee, for the remainder of the relevant term, at an amount that is equal to the difference between Employee's new salary and $150,000.00. With the exception of accrued salary and vacation, in order to receive the above payments, Employee must execute a General Release Agreement ("Release").

               5.3     Death or Disability.  To the extent consistent with
                       -------------------
federal and state law, Employee's employment, salary, and accrual of commissions shall terminate on her death or disability. "Disability" means any health condition, physical or mental, or other cause beyond Employee's control, that prevents her from performing her duties, even after reasonable accommodation is made by Employer, for a period of 180 consecutive days. In the event of termination due to death or Disability, Employer shall pay Employee (or her legal representative) only her salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination. Employer shall have no further obligations to pay any compensation or any other benefits to Employee under this Agreement or any other agreement, and all unvested options will terminate.

               5.4     Return of Employer Property.  Within five days after the
                       ---------------------------
Termination Date, Employee shall return to Employer all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Employer including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Employee's possession or under Employee's control. Employee shall not retain any copies or duplicates of such property and all licenses granted to her by Employer to use computer programs or software shall be revoked on the Termination Date.

               5.5     Vested Options.  Upon any termination, any and all
                       --------------
options granted to Employee by Employer, which have vested as of the date of termination, shall continue to remain Employee's vested options, subject to the terms of the documents evidencing the applicable option grants and the terms of the applicable option plans of Employer pursuant to which such options were granted.

          6.     NO SOLICITATION OF CUSTOMERS
                 ----------------------------

               Employee agrees that during her employment with Employer, and for one (1) year thereafter, she will not, with respect to fields in which Employee knows, or has reason to know, that Employer conducts, or intends to conduct, business at the time Employee's employment is terminated, directly or indirectly call on, or otherwise solicit, business from any actual customer or potential customer known by Employee to be targeted by Employer, nor will she assist others in doing so.


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          7.     NO SOLICITATION OF EMPLOYEES
                 ----------------------------

               Employee further agrees that during her employment with Employer, and for one (1) year thereafter, she will not encourage or solicit any other employee of Employer to terminate his or her employment for any reason, nor will she assist others to solicit Employer's employees to terminate their employment.

          8.     OTHER PROVISIONS
                 ----------------

               8.1     Compliance With Other Agreements.  Employee represents
                       --------------------------------
and warrants to Employer that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Employee is a party or by which she is bound, including without limitation any agreement restricting the sale of products similar to Employer's products in any geographic location or otherwise. Employee acknowledges that Employer is relying on her representation and warranty in entering into this Agreement, and agrees to indemnify Employer from and against all claims, demands, causes of action, damages, costs or expenses (including attorneys' fees) arising from any breach thereof.

               8.2     Inventions Agreement.  Employee agrees that she will
                       --------------------
execute Employer's standard agreement regarding inventions and confidentiality.

               8.3     Injunctive Relief.  Employee acknowledges that the
                       -----------------
services to be rendered under this Agreement and the items described in Sections 6 and 7 are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Employer in money damages for a breach of this Agreement. Accordingly, Employee agrees and consents that if she violates any of the provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith.

               8.4     Attorneys' Fees.  The prevailing party in any suit or
                       ---------------
other proceeding brought to enforce, interpret or apply any provisions of this Agreement, shall be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including all attorneys' fees.

               8.5     Counsel.  The parties acknowledge and represent that,
                       -------
prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Employee represents that she has received independent legal advice concerning the taxability of any consideration received under this Agreement. Employee has not relied upon any advice from Employer and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Employee further acknowledges that Employer has not made any representations to her with respect to tax issues.

               8.6     Nondelegable Duties.  This is a contract for Employee's
                       -------------------
personal services. The duties of Employee under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Employee during her life.


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               8.7     Entire Agreement.  This Agreement is the only agreement
                       ----------------
and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

               8.8     Governing Law.  The validity, construction and
                       -------------
performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

               8.9     Venue.  If any dispute arises regarding the application,
                       -----
interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, such dispute shall be resolved either in federal or state court in Los Angeles County, California.

               8.10     Severability.  The invalidity or unenforceability of any
                        ------------
particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

               8.11     Amendment and Waiver.  This Agreement may be amended,
                        --------------------
modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

               8.12     Binding Effect.  The provisions of this Agreement shall
                        --------------
bind and inure to the benefit of the parties and their respective successors and permitted assigns.

               8.13     Notice.  Any notices or communications required or
                        ------
permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or 48 hours after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:

                    (a) If to Employer, to the principal office of Employer in the State of California, marked "Attention: Chief Executive Officer"; or

                    (b) If to Employee, to the most recent address for Employee appearing in Employer's records.

               8.14     Headings.  The section and other headings contained in
                        --------
this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


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                            [SIGNATURE PAGE FOLLOWS]








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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   EMPLOYER

                                   BrightCube, Inc.

                                   By: /s/ Al Marco
                                       ------------

                                   Name: Al Marco
                                        ---------
                                   Title: CEO
                                         ----

                                   EMPLOYEE

                                   /s/ Eric C. Howard
                                   ------------------
                                   Eric C. Howard


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